Exhibit 99.1

Perry Ellis International Reports Third Quarter Fiscal 2012 Results

•	Total revenues increased 23% to $248.4 million compared to $201.3 million in the prior year period.

•	Appoints Carmine Petruzello as President and Doug Jakubowski as Chief Merchandising Officer of the Perry Ellis division

•	Updates Fiscal 2012 Guidance

•	The Company seeks to further elevate its namesake Perry Ellis brand with strategic investments in both domestic and international markets.

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the third quarter and nine months ended October 29, 2011. For the three months ended October 29, 2011 (“third quarter of fiscal 2012”), total revenues were $248.4 million a 23% increase compared to $201.3 million reported in the third quarter ended October 30, 2010 (“third quarter of fiscal 2011”). Rafaella contributed approximately $38.4 million in revenue while all other businesses delivered core organic growth of 5%. Net income attributable to Perry Ellis International, Inc. for the third quarter was $6.5 million, or $0.40 per fully diluted share (“EPS”), compared to $7.2 million or $0.51 per share in the third quarter of fiscal 2011.

Strong sales results in the Company’s golf, Hispanic, accessories, women’s contemporary dress, and direct-to-consumer businesses were offset by approximately $5.0 million of unshipped product associated with Rafaella and the Company’s European business due to weather issues.

In addition, unusually high levels of promotional activity in women’s better sportswear and product assortment challenges for both Rafaella and Perry Ellis Collection, led to increased markdowns for both businesses during the months of October and into November compared to the third quarter of fiscal 2011 and the first half of fiscal 2012.

SG&A expense increased 21% compared to the third quarter of fiscal 2011, to $66.4 million. As a percent of total revenue SG&A declined 50 basis points to 26.7%. Throughout the third quarter, the Company continued to invest in its brands and businesses such as Perry Ellis and direct-to-consumer, with additional investment in areas such as marketing, full price retail store openings, retail specialists, and the management team. The Company also incurred additional business development expenditures related to both domestic and international opportunities that impacted the quarter. These investments added approximately 140 basis points of SG&A to total revenue during the quarter.

Oscar Feldenkreis, President & COO commented “Our goal for the Perry Ellis brand has been to expand its domestic focus in product offering, performance, and distribution. We recently hired a president as well as a chief merchant for the brand and both have a proven track record with deep industry experience. We have opened two full-price flagship stores in California to showcase the full product line as well as carry “premium” Perry Ellis Collection apparel that will also be available in select department store doors. Perry Ellis is at an inflection point and further enhancing the brand’s positioning through investments in management, marketing, and retail support will be required in order to expand the brand both domestically as well as on a global scale.”

“We are pleased with the Rafaella women’s product assortment for next spring and summer. We accelerated their transition onto the Company’s enterprise resource planning system at the end of the quarter. We believe the planning and merchandising capabilities of our systems will provide the ability to execute by assortment plans translating from the showroom to the retail floor driving improved results,” continued Mr. Feldenkreis.

Third Quarter Highlights

Gross profit increased 15% to $82.5 million for the third quarter of fiscal 2012 compared to $71.6 million in the third quarter of fiscal 2011 while gross margin declined 240 basis points to 33.2% of net revenues. Higher levels of markdowns and customer allowances decreased gross margin by approximately 1%. In addition, approximately $1.7 million of unshipped gross profit dollars for the quarter adversely affected total Company gross profit.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the third quarter was $16.1 million compared to $16.9 million for the third quarter of fiscal 2011 (see attached reconciliation “Table 2”). The impact of unshipped revenue, promotional activity, and increased investment in the business impacted EBITDA by approximately $7.2 million. Net income attributable to Perry Ellis International, Inc. for the third quarter was $6.5 million, or $0.40 per fully diluted share (“EPS”), compared to $7.2 million or $0.51 per share in the third quarter of fiscal 2011.

Balance Sheet & Liquidity Review

“From a liquidity and leverage standpoint Perry Ellis International continues strengthening its balance sheet and is in an excellent position to take full advantage of any strategic opportunities that may become available while at the same time investing in international markets and other key growth drivers such as direct-to-consumer,” George Feldenkreis, Chairman and CEO, commented.

Cash and cash equivalents at quarter end were $21.4 million. Accounts receivable totaled $149.8 million compared to $117.7 million in the third quarter of fiscal 2011. This increase includes $21.6 million associated with the Rafaella sportswear business. The quality of the receivables continues to be strong and the financial strength of the current customer base is extremely solid.

Inventories were $200.3 million at quarter end including $14.0 million associated with the acquired Rafaella business. This compares to total inventory of $178.2 million at January 29, 2011 and $128.5 million at October 30, 2010. Excluding Rafaella, the inventory increase over prior year period reflects $12.0 million of additional weeks of supply in bottoms replenishment business, $10.0 million of swim inventory associated with early production for cost advantages, $12.0 million in inventory for new businesses and retail stores and early receipts totaling approximately $11.0 million for early spring inventory. Excluding these items the inventory increase is earmarked for fourth quarter shipments. Inventory quality is high and aging remains current.

Nine Month Operations Review

For the nine months ended October 29, 2011 total revenues increased 28.8% to $751.1 million, compared to $583.4 million in the comparable prior year period Rafaella contributed $100.1 million in total revenue while the Company’s core organic businesses grew 11.6%.

EBITDA for the first nine months of fiscal 2012 increased 30.5% to $58.6 million, or 7.8% of total revenue, compared to $44.9 million, or 7.7% of total revenue, in the prior year.

As reported under generally accepted accounting principles (“GAAP”) net income attributable to Perry Ellis International, Inc. for the first nine months of fiscal 2012 increased 45% to $23.7 million, or $1.47 per fully diluted share, compared to $16.4 million or $1.16 per fully diluted share in the nine months ended October 30, 2010.

Net income attributable to Perry Ellis International, Inc, as adjusted, for the first nine months of fiscal 2012 (see attached reconciliation “Table 1”) grew by 49% to $25.1 million compared to $16.9 million last year. Net Income, as adjusted, excludes the impact of the cost on early extinguishment of the senior subordinated 2013 notes and duplicated interest from March 8, 2011 to April 6, 2011 associated with the interest during the time that the retired debt and the new senior subordinated 2019 notes were simultaneously outstanding.

Fiscal 2012 Guidance

George Feldenkreis, Chairman & CEO, commented “While our Perry Ellis business had a challenging third quarter, overall the product has been superior and executed well over the last four seasons and we believe this longer trend is more indicative of the type of performance that can be expanded of the brand. Supported by its basics and core bottoms business Rafaella has traditionally seen lower levels of markdowns and sales allowances compared to larger competitors that dominate the zone. However, our recent product assortment challenges were created by a lack of execution from the showroom to the retail floor and we expect to see elevated levels of markdowns driven by this in the fourth quarter. We have addressed the brand direction and expect to be back on track for the spring/summer seasons. We remain confident in our ability to present strong selling deliveries in both our Perry Ellis Collection and Rafaella product lines.”

“We will also realize additional business development and investment activities in the fourth quarter adding approximately $3.5 million - $4.0 million to the Company’s overall SG&A expenses,” continued Mr. Feldenkreis.

Based on the performance for the first nine months of the year and its expectations for the fourth quarter, the Company currently expects fiscal 2012 total revenue of approximately $1.0 billion, EBITDA in a range of approximately $75 million to $80 million and fully diluted adjusted earnings per share at or above $2.00. This compares to prior guidance of $90 million in EBITDA and fully diluted adjusted earnings per share in the range of $2.45 to $2.52.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis(R), Jantzen(R), Laundry by Shelli Segal(R), C&C California(R), Rafaella(R), Cubavera(R), Centro(R), Solero(R), Munsingwear(R), Savane(R), Original Penguin(R) by Munsingwear(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R), MCD(R), John Henry(R), Mondo di Marco(R), Redsand(R), Manhattan(R), Axist(R), Farah(R), Anchor Blue(R) and Miller’s Outpost(R). The Company enhances its roster of brands by licensing trademarks from third parties, including: Pierre Cardin(R) for men’s sportswear, Nike(R) and Jag(R) for swimwear, and Callaway(R), TOP-FLITE(R), PGA TOUR(R) and Champions Tour(R) for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Contact:

Miguel Garcia, 305-873-1830	Allison Malkin, 203-682-8225
Perry Ellis International Investor Relations	Integrated Corporate Relations

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Nine Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Revenues
Net sales	$242,116	$194,856	$733,487	$564,720
Royalty income	6,304	6,421	17,657	18,660

Total revenues	248,420	201,277	751,144	583,380
Cost of sales	165,970	129,690	499,456	374,896

Gross profit	82,450	71,587	251,688	208,484
Operating expenses
Selling, general and administrative expenses	66,356	54,713	193,101	163,588
Depreciation and amortization	3,369	2,973	9,982	9,110

Total operating expenses	69,725	57,686	203,083	172,698

Operating income	12,725	13,901	48,605	35,786
Cost on early extinguishment of debt	—	—	1,306	730
Interest expense	3,868	3,181	12,303	10,289

Net income before income taxes	8,857	10,720	34,996	24,767
Income tax provision	2,348	3,407	11,262	7,966

Net income	6,509	7,313	23,734	16,801
Less: net income attributable to noncontrolling interest	—	138	—	400

Net income attributable to Perry Ellis International, Inc.	$6,509	$7,175	$23,734	$16,401

Net income attributable to Perry Ellis International, Inc. per share
Basic	$0.42	$0.54	$1.58	$1.25

Diluted	$0.40	$0.51	$1.47	$1.16

Weighted average number of shares outstanding
Basic	15,317	13,190	15,009	13,076
Diluted	16,391	14,193	16,131	14,084

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	October 29, 2011	January 29, 2011
Assets
Current assets:
Cash and cash equivalents	$21,408	$18,524
Accounts receivable, net	149,787	129,534
Inventories	200,299	178,217
Other current assets	35,246	36,785

Total current assets	406,740	363,060

Property and equipment, net	56,157	55,077
Intangible assets	259,670	262,647
Other assets	8,627	4,946

Total assets	$731,194	$685,730

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,302	$73,890
Accrued expenses and other liabilities	22,137	30,650
Senior credit facility	24,086	—
Accrued interest payable	1,264	3,744
Unearned revenues	4,332	4,438

Total current liabilities	126,121	112,722

Long term liabilities:
Senior subordinated notes payable, net	150,000	105,221
Senior credit facility	—	97,342
Real estate mortgages	25,251	25,793
Deferred pension obligation	11,488	13,120
Unearned revenues and other long term liabilities	33,229	28,592

Total long term liabilities	219,968	270,068

Total liabilities	346,089	382,790

Equity
Total equity	385,105	302,940

Total liabilities and equity	$731,194	$685,730

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three and nine months ended October 29, 2011 and October 30, 2010 earnings per share to adjusted earnings per share.

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Nine Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net income attributable to Perry Ellis International, Inc.	$6,509	$7,175	$23,734	$16,401
Plus:
Cost on early extinguishment of debt	—	—	1,306	730
Duplicate interest from March 8 to April 6, 2011	—	—	745	—
Less:
Tax benefit	—	—	(718)	(255)

Net income attributable to Perry Ellis International, Inc., as adjusted	$6,509	$7,175	$25,067	$16,876

	Three Months Ended		Nine Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net income attributable to Perry Ellis International, Inc. per share, diluted	$0.40	$0.51	$1.47	$1.16
Plus:
Net per share cost on early extinguishment of debt	$—	$—	$0.05	$0.03
Net per share duplicate interest from March 8 to April 6, 2011	$—	$—	$0.03	$—

Net income attributable to Perry Ellis International, Inc., as adjusted, per share, diluted	$0.40	$0.51	$1.55	$1.19

“Adjusted net income attributable to Perry Ellis International Inc. per share, diluted” consists of “net income attributable to Perry Ellis International Inc. per share, diluted” adjusted for the impact of the cost on early extinguishment of debt and the duplicate interest from March 8, 2011 to April 6, 2011 associated with the interest during the time that the retired debt and the new debt were simultaneously outstanding. These costs are not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Nine Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net income attributable to Perry Ellis International, Inc.	$6,509	$7,175	$23,734	$16,401
Plus:
Depreciation and amortization	3,369	2,973	9,982	9,110
Interest expense	3,868	3,181	12,303	10,289
Net income attributable to noncontrolling interest	—	138	—	400
Cost on early extinguishment of debt	—	—	1,306	730
Income tax provision	2,348	3,407	11,262	7,966

EBITDA	$16,094	$16,874	$58,587	$44,896

Gross profit	$82,450	$71,587	$251,688	$208,484
Less:
Selling, general and administrative expenses	(66,356)	(54,713)	(193,101)	(163,588)

EBITDA	16,094	16,874	58,587	44,896

Total revenues	$248,420	$201,277	$751,144	$583,380
EBITDA margin percentage of revenues	6.5%	8.4%	7.8%	7.7%

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt, and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.